Exhibit 99.1

J.B. Hunt Transport Services, Inc. 615 J.B. Hunt Corporate Drive Lowell, Arkansas 72745 (NASDAQ: JBHT)	Contact: Brad Delco Senior Vice President – Finance (479) 820-2723

FOR IMMEDIATE RELEASE

J.B. HUNT TRANSPORT SERVICES, INC. REPORTS U.S. GAAP REVENUES, NET EARNINGS AND EARNINGS PER SHARE FOR THE FIRST QUARTER 2023

■	First Quarter 2023 Revenue:	$3.23 billion; down 7%
■	First Quarter 2023 Operating Income:	$277.5 million; down 17%
■	First Quarter 2023 EPS:	$1.89 vs. $2.29; down 18%

LOWELL, Ark., April 17, 2023 - J.B. Hunt Transport Services, Inc. (NASDAQ: JBHT) announced first quarter 2023 U.S. GAAP (United States Generally Accepted Accounting Principles) net earnings of $197.8 million, or diluted earnings per share of $1.89 versus first quarter 2022 net earnings of $243.3 million, or $2.29 per diluted share.

Total operating revenue for the current quarter was $3.23 billion compared with $3.49 billion for the first quarter 2022, a decrease of 7%. The decline in revenue was primarily driven by declines in volume of 25% in Integrated Capacity Solutions™ (ICS), 5% in Intermodal (JBI) and 17% in Final Mile Services® (FMS); and a 17% decline in revenue per load in Truckload (JBT). Revenue declines in ICS, JBI, FMS and JBT were partially offset by Dedicated Contract Services® (DCS®) revenue growth of 13%, primarily driven by a 7% increase in average revenue producing trucks. Current quarter total operating revenue, excluding fuel surcharge revenue, decreased approximately 10% versus the first quarter 2022.

Total freight transactions in the Marketplace for J.B. Hunt 360◦® decreased 38% to $370 million in the first quarter 2023 compared to $600 million in the prior year quarter. ICS revenue on the platform decreased 42% to $251 million versus a year ago. JBT and JBI executed $88 million and $32 million, a decrease of 24% and 41%, respectively, of their third-party dray, independent contractor and power-only capacity through the platform during the quarter.

Operating income for the current quarter decreased 17% to $277.5 million versus $334.3 million for the first quarter 2022. Operating income decreased from first quarter 2022 primarily due to lower volumes and pressure on customer rate and cost recovery efforts across ICS, JBI and JBT. On a consolidated basis, increases in professional driver and non-driver wages, insurance-related costs, and equipment-related and maintenance expenses contributed to the year-over-year decline in operating income. In addition, first quarter 2023 included a $6 million net loss from the sale of equipment compared to a $17 million net gain in the prior year quarter. These items were partially offset by decreases in rail and truck purchased transportation costs largely stemming from lower freight activity and decreased usage of third-party capacity.

Net interest expense for the current quarter increased approximately 18% from first quarter 2022 due to higher effective interest rates, partially offset by a slightly lower consolidated debt balance.

The effective income tax rate increased to 24.7% in the current quarter compared to 24.4% in the first quarter 2022. We continue to expect our 2023 annual tax rate to be between 24.0% and 25.0%.

Segment Recast:

On January 1, 2023, the Company transferred the majority of JBT’s company owned trucking operations to DCS and transferred its less-than-truckload brokerage operations from ICS to FMS. Included in this release is an additional exhibit providing an unaudited historical recast of each impacted segments’ results and other statistical information regarding these operational transfers for each quarter of fiscal 2022 and 2021. The segment information discussed below adjusts the prior year period for these operational transfers between segments.

Segment Information:

Intermodal (JBI)

■	First Quarter 2023 Segment Revenue:	$1.54 billion; down 4%
■	First Quarter 2023 Operating Income:	$168.7 million; down 16%

Intermodal volume decreased 5% over the same period in 2022. Eastern network loads increased 1%, while transcontinental loads decreased 9%. While rail service and customer unloading activity have improved, weaker overall freight activity, particularly import-related freight, weighed on volume performance in the quarter. Segment gross revenue decreased 4% from the prior year period, reflecting the 5% decrease in volume and a 1% increase in gross revenue per load, resulting from changes in the mix of freight, customer rates, and fuel surcharge revenues. Revenue per load excluding fuel surcharge revenue was flat year-over-year.

Operating income decreased 16% in the first quarter primarily from lower volumes and the resulting impact on both tractor and trailing utilization trends. Additionally, rate and cost recovery efforts were more than offset by increases in professional driver and non-driver wages and benefits, insurance-related costs, and a $14 million decline in net gains from the sale of equipment in the current quarter. During the period, we successfully onboarded 1,005 new pieces of trailing equipment. We ended the quarter with 116,155 containers and 6,574 power units in the dray fleet.

Dedicated Contract Services (DCS)

■	First Quarter 2023 Segment Revenue:	$879 million; up 13%
■	First Quarter 2023 Operating Income:	$102.6 million; up 29%

DCS revenue increased 13% during the current quarter over the same period 2022 primarily from a 7% increase in average revenue producing trucks and a 5% increase in productivity (revenue per truck per week) versus the prior period. Productivity excluding fuel surcharge revenue increased 5% from a year ago driven by increases in contracted indexed-based price escalators and stronger utilization of equipment as a result of improvements on equipment trading activity. A net additional 541 revenue producing trucks were in the fleet by the end of the quarter compared to the prior year period, and a net 49 fewer versus the end of the fourth quarter 2022. Customer retention rates remain above 98%. The revenue and truck count gains attributable to the movement of JBT operations to DCS was $26.9 million and 398 trucks, respectively, in the current quarter.

Operating income increased 29% from the prior year quarter primarily from higher revenue driven by greater productivity and utilization of assets, contracted indexed-based price escalators, and the maturing of new business onboarded over the trailing twelve months. Benefits from higher revenue were partially offset by increases in professional driver and non-driver wages and benefits, equipment-related and maintenance expenses, and insurance-related costs. The increase in operating income attributable to the movement of JBT operations to DCS was $4.2 million in the current quarter.

Integrated Capacity Solutions (ICS)

■	First Quarter 2023 Segment Revenue:	$385 million; down 42%
■	First Quarter 2023 Operating (Loss)/Income:	$(5.4) million; vs. $24.2 million in Q1’22

ICS revenue declined 42% during the current quarter versus the first quarter 2022. Overall segment volume decreased 25% versus the prior year period. Revenue per load decreased 22% compared to the first quarter 2022 due to changes in customer freight mix and lower contractual and transactional rates in our truckload business. Contractual volume represented approximately 63% of the total load volume and 64% of the total revenue in the current quarter compared to 44% and 42%, respectively, in first quarter 2022. Of the total reported ICS revenue, approximately $251 million was executed through the Marketplace for J.B. Hunt 360 compared to $430 million in the first quarter 2022. Revenue and volume reductions attributable to the movement of ICS operations to FMS was $12.9 million and approximately 37,400 loads, respectively, in the current quarter.

Operating loss was $5.4 million compared to operating income of $24.2 million for the first quarter 2022 due largely to lower gross profit and higher insurance-related expenses, partially offset by lower personnel-related expenses and reduced technology costs. Gross profit declined 39% versus the prior year period as a result of lower volume and revenue, despite gross profit margins improving to 13.4% as compared to 12.8% in the prior year period. ICS carrier base increased 2% year-over-year. The reduction in operating income attributable to the movement of ICS operations to FMS was $1.2 million in the current quarter.

Final Mile Services (FMS)

■	First Quarter 2023 Segment Revenue:	$225 million; down 4%
■	First Quarter 2023 Operating Income:	$6.6 million; vs. $0.6 million in Q1’22

FMS revenue decreased 4% compared to the same period 2022 primarily driven by efforts to improve revenue quality by putting business at risk on contract renewals, and general weakness in demand across many of the industry verticals served. Revenue decline was partially offset by the previously announced acquisition of Zenith Freight Lines, LLC (Zenith) and multiple new customer contracts implemented over the trailing twelve months, as well as improved revenue quality at underperforming accounts. Revenue and stop count gains attributable to the movement of ICS operations to FMS was $12.9 million and approximately 37,400 loads, respectively, in the current quarter.

Operating income increased $6.0 million compared to the prior year period primarily from internal efforts to improve revenue quality and managing costs. Higher revenue quality was partially offset by increases in professional driver and non-driver wages and benefits and equipment-related and maintenance expenses. The increase in operating income attributable to the movement of ICS operations to FMS was $1.2 million in the current quarter.

Truckload (JBT)

■	First Quarter 2023 Segment Revenue:	$206 million; down 10%
■	First Quarter 2023 Operating Income:	$5.0 million; down 83%

JBT revenue decreased 10% compared to the same period in the previous year. Revenue excluding fuel surcharge revenue decreased 15% primarily due to a 22% decline in revenue per load excluding fuel surcharge revenue partially offset by an 8% increase in load volume. Total average effective trailer count increased by approximately 4,000 units, or 43%, resulting in strong double-digit growth in volume performance in J.B. Hunt 360box® versus the prior year period. Trailer turns in the quarter were down 25% from the prior period primarily due to freight mix and weaker overall freight demand as compared to the first quarter 2022. Revenue and volume reductions attributable to the movement of JBT operations to DCS was $26.9 million and approximately 19,890 loads, respectively, in the current quarter.

JBT operating income decreased 83% to $5.0 million versus the first quarter 2022. The decrease in operating income was primarily driven the decline in revenue per load higher insurance-related costs, and continued investments in building out the network and technology for the expansion of 360box. JBT continues to leverage the J.B. Hunt 360 platform to grow power capacity and capability for the 360box service offering. The reduction in operating income attributable to the movement of JBT operations to DCS was $4.2 million in the current quarter.

Cash Flow and Capitalization:

At March 31, 2023, we had a total of $1.24 billion outstanding on various debt instruments which is comparable to the total debt levels at December 31, 2022.

Our net capital expenditures for the first quarter 2023 approximated $380 million compared to $289 million for the first quarter 2022. At March 31, 2023, we had cash and cash equivalents of $53 million.

In the first quarter 2023, we purchased approximately 183,000 shares of our common stock for approximately $31 million. At March 31, 2023, we had approximately $520 million remaining under our share repurchase authorization. Actual shares outstanding at March 31, 2023, approximated 103.6 million.

Conference Call Information:

The company will hold a conference call today from 4:00–5:00 p.m. CDT to discuss the quarterly earnings. Investors will have the opportunity to listen to the conference call live over the internet by going to investor.jbhunt.com. Please log on 15 minutes early to register, download and install any necessary audio software. For those who cannot listen to the live broadcast, an online replay of the earnings call webcast will be available a few hours after the completion of the call.

Forward-Looking Statements:

This press release may contain forward-looking statements, which are based on information currently available. Actual results may differ materially from those currently anticipated due to a number of factors, including, but not limited to, those discussed in Item 1A of our Annual Report filed on Form 10-K for the year ended December 31, 2022. We assume no obligation to update any forward-looking statement to the extent we become aware that it will not be achieved for any reason. This press release and additional information will be available to interested parties on our website, www.jbhunt.com.

About J.B. Hunt

J.B. Hunt Transport Services, Inc., a Fortune 500 and S&P 500 company, provides innovative supply chain solutions for a variety of customers throughout North America. Utilizing an integrated, multimodal approach, the company applies technology driven methods to create the best solution for each customer, adding efficiency, flexibility, and value to their operations. J.B. Hunt services include intermodal, dedicated, refrigerated, truckload, less-than-truckload, flatbed, single source, last mile, and more. J.B. Hunt Transport Services, Inc. stock trades on NASDAQ under the ticker symbol JBHT and is a component of the Dow Jones Transportation Average. J.B. Hunt Transport, Inc. is a wholly owned subsidiary of JBHT. For more information, visit www.jbhunt.com.

J.B. HUNT TRANSPORT SERVICES, INC.
Condensed Consolidated Statements of Earnings
(in thousands, except per share data)
(unaudited)

	Three Months Ended March 31
	2023		2022
		% Of		% Of
	Amount	Revenue	Amount	Revenue

Operating revenues, excluding fuel surcharge revenues	$2,731,453		$3,042,217
Fuel surcharge revenues	498,135		446,371
Total operating revenues	3,229,588	100.0%	3,488,588	100.0%

Operating expenses
Rents and purchased transportation	1,467,798	45.4%	1,837,340	52.7%
Salaries, wages and employee benefits	824,999	25.5%	763,591	21.9%
Fuel and fuel taxes	195,834	6.1%	189,466	5.4%
Depreciation and amortization	175,812	5.4%	148,763	4.3%
Operating supplies and expenses	128,360	4.0%	106,939	3.1%
Insurance and claims	70,328	2.2%	46,131	1.3%
General and administrative expenses, net of asset dispositions	60,404	1.9%	37,447	0.9%
Operating taxes and licenses	18,108	0.6%	15,749	0.5%
Communication and utilities	10,456	0.3%	8,868	0.3%
Total operating expenses	2,952,099	91.4%	3,154,294	90.4%
Operating income	277,489	8.6%	334,294	9.6%
Net interest expense	14,789	0.5%	12,586	0.4%
Earnings before income taxes	262,700	8.1%	321,708	9.2%
Income taxes	64,932	2.0%	78,383	2.2%
Net earnings	$197,768	6.1%	$243,325	7.0%
Average diluted shares outstanding	104,729		106,075
Diluted earnings per share	$1.89		$2.29

Financial Information By Segment
(in thousands)
(unaudited)

	Three Months Ended March 31
	2023		2022
		% Of		% Of
	Amount	Total	Amount	Total

Revenue

Intermodal	$1,539,560	48%	$1,603,385	46%
Dedicated	879,143	27%	776,121	22%
Integrated Capacity Solutions	384,774	12%	658,873	19%
Final Mile Services	225,077	7%	234,972	7%
Truckload	205,862	6%	229,528	6%
Subtotal	3,234,416	100%	3,502,879	100%
Intersegment eliminations	(4,828)	(0%)	(14,291)	0%
Consolidated revenue	$3,229,588	100%	$3,488,588	100%

Operating income

Intermodal	$168,658	61%	$200,972	60%
Dedicated	102,560	37%	79,691	24%
Integrated Capacity Solutions	(5,372)	(2%)	24,193	7%
Final Mile Services	6,619	2%	590	0%
Truckload	4,990	2%	28,903	9%
Other (1)	34	0%	(55)	0%
Operating income	$277,489	100%	$334,294	100%

(1) Includes corporate support activity

Operating Statistics by Segment
(unaudited)

	Three Months Ended March 31
	2023	2022

Intermodal

Loads	486,091	510,736
Average length of haul	1,651	1,671
Revenue per load	$3,167	$3,139
Average tractors during the period *	6,599	6,262
Tractors (end of period) *	6,574	6,343
Trailing equipment (end of period)	116,155	109,329
Average effective trailing equipment usage	96,306	105,884

Dedicated

Loads	1,077,372	1,071,230
Average length of haul	171	167
Revenue per truck per week**	$5,060	$4,824
Average trucks during the period***	13,469	12,563
Trucks (end of period) ***	13,325	12,784
Trailing equipment (end of period)	29,651	30,343
Average effective trailing equipment usage	31,378	32,450

Integrated Capacity Solutions

Loads	202,531	271,827
Revenue per load	$1,900	$2,424
Gross profit margin	13.4%	12.8%
Employee count (end of period)	807	1,005
Approximate number of third-party carriers (end of period)	149,300	147,000
Marketplace for J.B. Hunt 360 revenue (millions)	$250.6	$430.4

Final Mile Services

Stops	1,162,138	1,401,714
Average trucks during the period***	1,651	1,556

Truckload

Loads	98,784	91,139
Revenue per load	$2,084	$2,518
Average length of haul	640	553

Tractors (end of period)
Company-owned	104	145
Independent contractor	2,058	1,479
Total tractors	2,162	1,624

Trailers (end of period)	14,935	11,655
Average effective trailing equipment usage	13,127	9,156

* Includes company-owned and independent contractor tractors
** Using weighted workdays
*** Includes company-owned, independent contractor, and customer-owned trucks

J.B. HUNT TRANSPORT SERVICES, INC.
Condensed Consolidated Balance Sheets
(in thousands)
(unaudited)

	March 31, 2023	December 31, 2022
ASSETS
Current assets:
Cash and cash equivalents	$52,604	$51,927
Accounts Receivable, net	1,382,896	1,528,075
Prepaid expenses and other	553,427	631,776
Total current assets	1,988,927	2,211,778
Property and equipment	8,163,778	7,999,480
Less accumulated depreciation	2,965,980	3,019,663
Net property and equipment	5,197,798	4,979,817
Other assets, net	603,677	594,987
	$7,790,402	$7,786,582

LIABILITIES & STOCKHOLDERS' EQUITY
Current liabilities:
Current debt	$249,785	$-
Trade accounts payable	749,774	798,776
Claims accruals	485,623	452,149
Accrued payroll	96,961	188,252
Other accrued expenses	121,440	129,054
Total current liabilities	1,703,583	1,568,231

Long-term debt	991,710	1,261,738
Other long-term liabilities	375,761	369,314
Deferred income taxes	921,977	920,531
Stockholders' equity	3,797,371	3,666,768
	$7,790,402	$7,786,582

Supplemental Data
(unaudited)

	March 31, 2023	December 31, 2022

Actual shares outstanding at end of period (000)	103,648	103,743

Book value per actual share outstanding at end of period	$36.64	$35.34

	Three Months Ended March 31
	2023	2022

Net cash provided by operating activities (000)	$487,621	$291,785

Net capital expenditures (000)	$379,831	$289,126

J.B. HUNT TRANSPORT SERVICES, INC.
Recast for Truck Fleet and LTL Operational Transfers
(unaudited)

	2022					2021
	Q1	Q2	Q3	Q4	Total	Q1	Q2	Q3	Q4	Total
Dedicated

Revenue (in thousands)	$776,121	$903,925	$930,947	$913,084	$3,524,077	$609,631	$652,789	$696,938	$746,569	$2,705,927
Operating Income (in thousands)	$79,691	$94,141	$107,186	$79,826	$360,844	$76,726	$82,516	$79,922	$75,008	$314,172
Loads	1,071,230	1,149,401	1,164,792	1,123,441		971,507	1,026,754	1,057,110	1,083,518
Average length of haul	167	167	169	170		166	165	165	164
Revenue per truck per week**	$4,824	$5,380	$5,329	$5,302		$4,542	$4,680	$4,656	$4,850
Average trucks during the period***	12,563	13,001	13,429	13,533		10,550	10,805	11,501	12,062
Trucks (end of period) ***	12,784	13,236	13,629	13,374		10,549	11,086	11,875	12,306
Trailing equipment (end of period)	30,343	27,108	27,937	28,322		27,283	27,354	27,804	28,822
Average effective trailing equipment usage	32,450	32,099	30,309	30,543		29,869	29,587	30,120	31,026

Integrated Capacity Solutions

Revenue (in thousands)	$658,873	$605,606	$575,287	$483,590	$2,323,355	$510,546	$592,000	$647,925	$720,550	$2,471,021
Operating Income (in thousands)	$24,193	$23,222	$13,351	$(3,215)	$57,551	$5,960	$1,572	$13,221	$19,136	$39,889
Loads	271,827	262,213	262,803	230,685		231,981	269,578	266,772	295,142
Revenue per load	$2,424	$2,310	$2,189	$2,096		$2,201	$2,196	$2,429	$2,441
Gross profit margin	12.8%	16.1%	14.2%	15.6%		12.2%	10.2%	11.7%	11.9%
Employee count (end of period)	1,005	1,022	1,002	958		917	943	931	953

Final Mile Services

Revenue (in thousands)	$234,972	$274,991	$265,054	$267,416	$1,042,433	$216,284	$227,879	$224,200	$240,264	$908,627
Operating Income (in thousands)	$590	$13,249	$9,773	$12,973	$36,585	$9,807	$12,237	$2,805	$9,496	$34,345
Stops	1,401,714	1,501,268	1,405,290	1,328,160		1,736,409	1,793,511	1,627,580	1,519,686

Truckload

Revenue (in thousands)	$229,528	$227,909	$236,620	$242,677	$936,735	$119,857	$152,024	$171,435	$224,928	$668,246
Operating Income (in thousands)	$28,903	$20,024	$14,925	$12,874	$76,726	$7,786	$10,689	$12,880	$23,537	$54,892
Loads	91,139	95,245	101,178	110,509		73,775	78,434	81,025	93,997
Revenue per load	$2,518	$2,393	$2,339	$2,196		$1,625	$1,938	$2,116	$2,393
Average length of haul	553	543	594	585		500	554	570	562
Tractors (end of period)
Company-owned	145	165	180	147		244	215	180	165
Independent contractor	1,479	1,850	1,960	2,095		874	975	1,160	1,454
Total tractors	1,624	2,015	2,141	2,243		1,118	1,190	1,340	1,618
Trailers (end of period)	11,655	12,770	13,751	14,718		8,571	8,958	9,906	11,172
Average effective trailing equipment usage	9,156	9,928	10,938	12,420		6,319	6,641	7,271	8,259

On January 1, 2023, the Company transferred the majority of JBT's company owned trucking operations to DCS and transferred its less-than-truckload (LTL) brokerage operations from ICS to FMS. The purpose of this schedule is to provide certain recast reportable business segment historical results and other statistical information regarding these operational transfers for each quarter of fiscal 2022 and 2021.  These operational changes have no impact on our historical consolidated balance sheets, statements of earnings or cash flows.  The recast segment financial and statistical information above does not represent a restatement of previously issued financial statements and should be read in conjunction with our Quarterly Reports on Form 10-Q for each of the quarters of fiscal 2022 and 2021 and our Annual Reports on Form 10-K for the years ended December 31, 2022 and December 31, 2021.

** Using weighted workdays
*** Includes company-owned, independent contractor, and customer-owned trucks